UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 10, 2014

Commission file number 1-10948

OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2663954
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6600 North Military Trail, Boca Raton, FL	33496
(Address of principal executive offices)	(Zip Code)

(561) 438-4800

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2014, Jeffrey C. Smith notified the Board of Directors (the “Board”) of Office Depot, Inc. (the “Company” or “Office Depot”) of his decision to resign as a director on the Board effective immediately. His decision to resign is not due to any disagreement with the Company. Until his resignation, he also served on the Board’s Compensation Committee and Finance and Integration Committee. Mr. Smith has served as a director on the Board since August 2013, prior to Office Depot’s merger with OfficeMax Incorporated (“OfficeMax”) on November 5, 2013 (the “Merger”).

Pursuant to Article VI, Section 2 of the Amended and Restated Bylaws of the Company (the “Bylaws”), until the fourth anniversary of the closing of the Merger, the directors designated by Office Depot in connection with the Merger (the “Continuing Office Depot Directors”) shall have all the power and may exercise all the authority of the Board to fill the vacancies on the Board created by the death, resignation, removal, disqualification or other cessation of service of a Continuing Office Depot Director. Similarly, vacancies created by the cessation of service of directors designated by OfficeMax (the “Continuing OfficeMax Directors”) would be filled by a committee comprised of the Continuing OfficeMax Directors.

Because Mr. Smith was a Continuing Office Depot Director, a committee comprised of the Continuing Office Depot Directors will have the exclusive authority under the Bylaws to fill the vacancy created by Mr. Smith’s resignation.

A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1	Press Release of Office Depot, Inc., dated September 10, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OFFICE DEPOT, INC.

Date: September 10, 2014	By:	/s/ Elisa D. Garcia C.
Elisa D. Garcia C. Executive Vice President, Chief Legal Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Office Depot, Inc., dated September 10, 2014